                                                                      EXHIBIT 12

                   THE TIMES MIRROR COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (IN THOUSANDS OF DOLLARS)

                                                            YEAR ENDED DECEMBER 31
                                             -----------------------------------------------------
                                               1991       1992       1993       1994       1995
                                             --------   --------   --------   --------   ---------
Fixed Charges
  Interest expense.........................  $ 76,724   $ 74,281   $ 84,054   $ 69,322   $  29,467
  Interest related to ESOP(a)..............     5,074      4,113      2,611      1,376
  Capitalized interest.....................    13,537      3,963        391      1,142         485
  Portion of rents deemed to be interest...    21,190     21,857     21,007     20,418      22,180
  Amortization of debt expense.............       866        600        995        339         411
                                             --------   --------   --------   --------   ---------
          Total Fixed Charges..............  $117,391   $104,814   $109,058   $ 92,597   $  52,543
                                             ========   ========   ========   ========   =========
Earnings (Loss)
  Income (loss) from continuing operations
     before income taxes...................  $ 55,348   $ (7,102)  $109,785   $257,899   $(455,013)
  Fixed charges, less capitalized interest
     and interest related to ESOP(a).......    98,780     96,738    106,056     90,079      52,058
  Amortization of capitalized interest.....     4,576      5,963      4,222      4,229       4,475
  Distributed income from less than 50%
     owned unconsolidated affiliates.......       190        214        281        292         352
  Subtract: Equity loss (income) from less
     than 50% owned unconsolidated
     affiliates............................    (2,857)     2,025      1,067      1,158        (615)
                                             --------   --------   --------   --------   ---------
          Total Earnings (Loss)............  $156,037   $ 97,838   $221,411   $353,657   $(398,743)
                                             ========   ========   ========   ========   =========
Ratio of earnings to fixed charges.........       1.3x    (b)           2.0x       3.8x     (c)

---------------

(a) The Company has guaranteed repayment of debt of the Employee Stock Ownership Plan and, accordingly, has included the related interest in fixed charges. This debt was repaid on December 15, 1994.

(b) Earnings are approximately $7 million lower than the amount needed to cover fixed charges in this year, as earnings in 1992 were impacted by over $200 million in restructuring charges.

(c) Earnings are approximately $451 million lower than the amount needed to cover fixed charges in this period, as earnings in this period were impacted by approximately $768 million in restructuring charges.

                                                                      EXHIBIT 12

                   THE TIMES MIRROR COMPANY AND SUBSIDIARIES

                   COMPUTATION OF RATIO OF EARNINGS TO FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS

                                                                                   YEAR
                                                                                   ENDED
                                                                               DECEMBER 31,
                                                                                   1995
                                                                               -------------
Fixed Charges
  Interest expense...........................................................    $  29,467
  Capitalized interest.......................................................          485
  Portion of rents deemed to be interest.....................................       22,180
  Amortization of debt expense...............................................          411
                                                                                 ---------
          Total Fixed Charges................................................       52,543
Preferred Stock Dividend Requirements........................................       74,581
                                                                                 ---------
          Fixed Charges and Preferred Stock Dividends........................    $ 127,124
                                                                                 =========
Earnings (Loss)
  Loss from continuing operations before income taxes........................    $(455,013)
  Fixed charges, less capitalized interest...................................       52,058
  Amortization of capitalized interest.......................................        4,475
  Distributed income from less than 50% owned unconsolidated affiliates......          352
  Subtract: Equity income from less than 50% owned unconsolidated
     affiliates..............................................................         (615)
                                                                                 ---------
          Total Loss.........................................................    $(398,743)
                                                                                 =========
Ratio of earnings to fixed charges and preferred stock dividends.............          (a)

---------------

(a) Earnings are approximately $526 million lower than the amount needed to cover fixed charges and preferred stock dividends in this period, as earnings were impacted by approximately $768 million in restructuring charges.

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